Exhibit 10.5

TERMINATION AGREEMENT

This Termination Agreement (the “Agreement”) is made and entered into as of May 17th, 2009, by and between Cherry Tankers Ltd., a company with its principle place of business at 6 Maskit St. Herzliya, Israel (“Licensor”), and Cherry Tankers Inc., a company with its place of business at 615 South DuPont Highway, Dover, Delaware, Country of Kent (“Licensee”). Each of the Licensor and the Licensee, a “Party”, and collectively, the “Parties”.

WHEREAS, the Parties have entered into that certain License Agreement, dated November 27th,  2007 (the “License Agreement”); and

WHEREAS, the Parties wish to terminate the License Agreement according to the terms and conditions set forth below;

NOW, THEREFORE, in consideration for the promises, representations, covenants and undertakings set forth herein, the parties hereto hereby agree as follows:

1.          Definitions.  All terms not otherwise defined herein, shall have the meaning ascribed to them in the License Agreement.

2.          Termination of License Agreement. Notwithstanding section 9.1 to the License Agreement, the Parties hereby terminate the License Agreement, effective as of the date hereof (the “Effective Date”).

3.          Consequences of Termination.

3.1          As of the Effective Date the License shall terminate and Licensee shall immediately cease manufacturing, promoting, distribution, sales and marketing of the Product.

3.2          Licensee hereby confirms that it has returned to Licensor all Confidential Information and/or any such tangible property representing the Confidential Information and all copies thereof and that it has erased/deleted any such Confidential Information held by it in electronic form.

3.3          By affixing its signature below, each of the Parties hereby confirms that it has no, and it hereby waives, any claim and/or contention of any kind and type that it has, may have or shall have against the other Party, its officers, directors, shareholders, employees and/or advisors, with respect to the License Agreement and/or the termination thereof; and hereby releases all of the abovementioned from any such claim or alleged claim.

4.          Non-Competition. Licensee hereby covenants that for a period of twelve (12) months following the Effective Date Licensee will not engage, directly or indirectly, in any capacity whatsoever, whether independently or as part of any kind of joint venture, cooperation and/or as a service provider or otherwise, through any corporate body and/or with or through others, in any activity in the shoes and/or orthopedic industry and/or otherwise in an activity competing directly with the products of Licensor as currently being developed and manufactured.

5.          Miscellaneous. (i) Governing Law - This Agreement shall be governed by and construed in accordance with the laws of the state of New York. The courts of the city of New York shall have sole and exclusive jurisdiction and venue over any dispute related to this Agreement and both parties herby consent to such jurisdiction and venue. Both parties herby mutually agree that the provisions of the United Nations Convention on Contracts for the International Sale of Goods, 1980, shall not apply to this Agreement and to their engagement. (ii) Entire Agreement - This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject matter hereof.

IN WITNESS WHEREOF the parties have signed this Termination Agreement as of the date first hereinabove set forth, by their authorized representatives, in two or more counterpart, which may be faxed counterparts, each of which shall be deemed an original, and together, an original instrument.